Exhibit 10.6

AMENDED AND RESTATED EMPLOYMENT AGREEMENT

THIS AMENDED AND RESTATED AGREEMENT dated as of the 1st day of July, 2018.

BETWEEN:

SIYATA MOBILE INC., a corporation incorporated under the laws of the Province of British Columbia having its head office at Suite A-414, 1001 St. Lenoir Street, Montreal, QC H4C 2Z6

(“Siyata” or the “Company”)

AND:

GERALD BERNSTEIN, of 6080 David Lewis, Montreal, QC H3X 4A3

(“Employee”)

WHEREAS:

A.	Siyata and the Employee entered into an employment effective June 6, 2016 (the “Original Employment Agreement”) whereby Siyata employed the Employee as its Chief Financial Officer;

B.	Siyata and the Employee wish to make certain amendments to the terms of the Original Employment Agreement pursuant to the terms of this Agreement, which Agreement shall restate and supersede all prior agreements relating to the subject matter hereof;

NOW THEREFORE THIS AGREEMENT WITNESSES that in consideration of the promises, covenants, agreements and payments herein contained, the parties hereto agree as follows:

Position

1.	Subject to any approval of the TSX Venture Exchange, Siyata wishes to employ Employee as the Company’s Chief Financial Officer, and Employee agrees to serve Siyata in such capacities, upon the terms and subject to the conditions contained herein.

Duties

2.	Employee shall diligently and faithfully devote such time and effort to the provision of services to Siyata hereunder as are necessary to efficiently and competently perform the services required by this Agreement and the discharge of his duties hereunder. Employee shall report to the Chief Executive Officer, or such other person as may be determined by Siyata from time to time.

Remuneration

3.	Unless otherwise agreed by the parties, Siyata shall pay to Employee and he shall be entitled to receive a gross annual salary of $140,000 (the “Annual Salary”). The Annual Salary shall be payable in arrears in equal bi-weekly instalments, subject to deductions required by law. This remuneration shall commence on the hiring date. The hiring date shall be defined as of June 6th, 2016.

4.	The Board will undertake a review of the Annual Salary at least once every year. Increases in the Annual Salary will not be automatic but will be made solely at the discretion of the Board in consultation with the Chief Executive Officer. Increases to the Annual Salary, if any, will be based on such factors as the Board and the Chief Executive Officer considers relevant.

Change of Control

5.	If this Agreement is terminated by the Company, other than pursuant to Section 14(c) of this Agreement, or if the Contractor is constructively dismissed at any point within 6 (six) months of the occurrence of a Change of Control (as that term is defined in Section 6) then, in such circumstance:

(a)	the Company shall pay the Employee an amount equal to two (2) years’ Annual Salary (as defined above); and

(b)	if the Employee holds any options, rights, warrants, or other entitlements for the purchase or acquisition of securities in the capital of the Company (collectively, the “Options”), regardless of whether such Options are then exercisable in accordance with the terms thereof and notwithstanding the terms and conditions of such Options or of any plan or other document affecting such Options, all of such Options shall thereupon be immediately fully vested and any unexercised portion of such Options shall thereafter be exercisable by the Employee.

6.	For the purposes of this agreement, a “Change of Control” means any of the following:

(a)	at least 50% of the fair-market value of all the assets of the Company are sold;

(b)	there is direct or indirect acquisition by a person or group of persons (excluding the Employee or any person associated with the Employee) acting jointly or in concert of voting securities of the Company (as defined in the Securities Act (British Columbia) and as the same may be amended from time to time and any successor legislation thereto) that when taken together with any voting securities owned directly or indirectly by such person or group of persons at the time of the acquisition, constitute 20% or more of the outstanding voting securities of the Company;

(c)	a majority of the then-incumbent Board of Directors’ nominees for election to the Board of Directors of the Company are not elected at any annual or special meeting of shareholders of the Company;

(d)	a liquidation, dissolution or winding-up of the Company; or

(e)

the amalgamation, merger or arrangement of the Company with or into another entity where the shareholders of the Company immediately prior to the transaction will hold less than 51% of the voting securities of the resulting entity upon completion of the transaction;

but does not include any transaction that may occur between the Company, any affiliate or subsidiary of the Company or, as applicable, any person associated with the Company or any affiliate or subsidiary of the Company, which, but for such relationship the transaction would otherwise constitute a Change of Control hereunder.

Incentive Stock Options and Bonuses

7.	Employee shall be eligible for an annual bonus, to be determined by the compensation committee of the Board, in its sole discretion.

8.	Upon execution of this agreement the Employee will receive a grant of 360,000 stock options under the Company’s security based compensation arrangements. The options will vest quarterly in twelve equal tranches of 30,000 options over three years from the date of the grant. Notwithstanding the forgoing, if at any time the Employee is terminated by the Company in accordance with section 14(c), 60,000 stock options will vest immediately. All stock options are governed by the terms of the Company’s stock option plan.

Expenses

9.	Siyata shall reimburse Employee for all reasonable business related expenses incurred by Employee in the course of performing his duties hereunder, provided that such expenses are supported by proper statements or vouchers supplied to Siyata including but not limited to travel and entertainment expenses. Any expenditures (in excess of $1,000) including all related expenses must be approved in advance by the CEO.

Benefits

10.	Siyata may establish employee benefit plans for its employees and, in that event, Employee shall be entitled to participate in such benefit plans on the same basis as the other employees at his level, subject to the terms and conditions of the benefit plan policies.

11.	Employee is entitled to a reimbursement of car expenses incurred for business purposes. Said reimbursement of car expenses shall not exceed $1,000 per month based on an average to be calculated semi-annually (i.e. It is possible that in any given month expenses may exceed $1,000 however a semi-annual reconciliation shall be performed to ensure the cumulative amount does not exceed $6,000 in a six momth period).

12.	Siyata will pay the Employee’s licensing and insurance fees in connection with his membership as a certified public accountant. The Company will also pay for training courses which are reasonably required to allow the Employee to remain a certified public accountant in good standing.

Vacation

13.	Employee shall be entitled to 4 (four) weeks’ vacation with pay in each year, in addition to statutory holidays. All such vacation time shall be taken by Employee at times mutually agreeable to Siyata and Employee. Any unused vacation in any year may not be carried forward, but unused vacation pay shall be paid out on the next payroll date following the year end.

Termination

14.	Siyata may terminate Employee’s employment hereunder as follows:

(a)	at any time for Just Cause without any prior notice or compensation;

(b)	in the event of the death of Employee, immediately and without any notice or compensation; or

(c)	at any time upon payment by Siyata to Employee of a lump sum reflecting the greater of: (i) payments equal to 90 days and benefits; and (ii) such amounts Employee is entitled to under applicable legislation.

“Just Cause” as used herein, shall mean: (i) a material violation by the Employee of the Employee’s obligations hereunder, or a written directive from either the Chairman of the Board, the Board or the Company’s Chief Executive Officer which directive is lawful and consistent with the position and duties of the Employee as herein described, (A) which is willful and deliberate on the Employee’s part, and (B) which either has not been cured by the Employee or does not cease within fifteen (15) days after receipt by the Employee of notice to the Employee specifying the nature of such violations, or is, in the reasonable discretion of the Board, not curable; (ii) an act or acts of dishonesty on the Employee’s part which are intended to, or do, result in either the Employee’s personal enrichment or material adverse affects upon the Company’s assets, business, prospects, or reputation, provided however, as a matter of clarity, no act of the Employee conducted in good faith which is consistent with his position and duties but which coincidentally negatively affects the Company’s assets, business, prospects or reputation shall constitute an act of “dishonesty” under this subpart (ii); or (iii) a conviction of a felony or a misdemeanor involving fraud, breach of trust, or misappropriation.

15.	The Employee may terminate his employment hereunder at any time on thirty days notice in writing to Siyata.

Confidential Information

16.	For the purposes of this Agreement, the term “Confidential Information and Materials” includes all information and material presently belonging to, used by, or in the possession of Siyata and any of its subsidiaries (the “Subsidiaries”) relating to any its business, products or intellectual property in which it or its Subsidiaries have an interest, or relating to the business and affairs of Siyata and the Subsidiaries. The term “Confidential Information and Materials” also includes any confidential commercial, financial or technical information relating to the business of Siyata and any of its Subsidiaries.

17.	Employee acknowledges that all of the Confidential Information and Materials are, and will continue to be, the exclusive property of Siyata, whether or not prepared in whole or in part by Employee and whether or not disclosed or entrusted to the custody of Employee or obtained by Employee.

18.	Employee will not disclose, except as required by law, any Confidential Information and Materials, in whole or in part, to any person or other entity, for any reason or purpose whatsoever, unless first authorized to do so by Siyata. Subject to section 17, Employee will not use the Confidential Information and Materials of Siyata for his own purpose or for the benefit of any other person or entity except Siyata, whether such consists of duplication, removal, oral use or disclosure, the transfer of any Confidential Information and Materials in any manner, or any other unauthorized use.

Return of Siyata Property

19.	Upon termination of this Agreement, for whatever reason, Employee will immediately surrender to Siyata all of Siyata’s property, documents (whether in written or electronic form) and all copies thereof, including, without limiting the foregoing, all financial accounts, records, plans, libraries, data bases or any other property or things of value in his possession or in the possession of any person or other entity under his control which in any way relate, directly or indirectly, to any Confidential Information and Materials or to the business or operations of Siyata and its Subsidiaries.

20.	The provisions of sections 16, 17, 18, and 19 will continue to be binding upon Employee for a period of twelve months following the date of termination of this Agreement.

Notice

21.	Any notice, demand or other communication (in this section, a “notice”) required or permitted to be given or made pursuant to the terms and conditions of this Agreement shall be in writing and shall be sufficiently given or made if:

(a)	delivered in person during normal business hours on a business day and left with a receptionist or other responsible employee of the addressee at the applicable address set forth above; or

(b)	sent by facsimile transmission, charges prepaid and confirmed by prepaid first class mail in each case addressed to the relevant party as set forth on the first page of this Agreement. Each notice sent in accordance with this section shall be deemed to have been received on the day of delivery, if delivered as aforesaid and, if sent by facsimile transmission, on the date of sending if sent during normal business hours of the addressee on a business day and, if not, on the first business day thereafter. Any party may change its address for notice by giving notice to the other party in accordance with this section.

Successors and Assigns

22.	This Agreement enures to the benefit of and is binding upon the parties hereto and their respective heirs, personal representatives and successors, and permitted assigns.

Waiver

23.	The waiver by Employee or by Siyata of the breach of any provision of this Agreement will not operate or be construed as the waiver of any subsequent breach by Employee or by Siyata.

Severability

24.	Each provision of this Agreement constitutes a separate covenant. If any provision of this Agreement is held by a Court to be unenforceable or invalid, such unenforceability or invalidity will not affect the enforceability or validity of the remaining provisions of this Agreement and this Agreement will be interpreted as if such unenforceable or invalid provisions were not contained herein.

Entire Agreement

25.	This Agreement contains the entire agreement between Employee and Siyata, supersedes any prior agreements and any other representations or discussions and may only be amended in writing signed by the parties.

Governing Law

26.	This Agreement shall be governed by and construed in accordance with the laws of the Province of British Columbia and the parties irrevocably attorn to the jurisdiction of the Courts of British Columbia.

Time

27.	Time is of the essence of this Agreement.

Execution in Counterparts

28.	This Agreement may be signed in counterparts, each of which so signed shall be deemed to be an original, and such counterparts together shall constitute one and the same instrument.

Independent Legal Advice

29.	Siyata and Employee acknowledge that they understand the terms of this Agreement and acknowledge that the terms are mutually fair and equitable and that they have executed this Agreement voluntarily and of their own free will. Employee acknowledges that Siyata’s solicitors have prepared this Agreement but that he has been provided with the opportunity to obtain and has obtained independent legal advice before executing this Agreement.

Currency

30.	All dollar amounts in this agreement refer to Canadian Dollars.

IN WITNESS WHEREOF the parties hereto have executed this Agreement as of the day and year first above written.

SIYATA MOBILE INC.

Per:

SIGNED BY GERALD BERNSTEIN in the presence of

/s/ Sean Timstt		/s/ Gerald Bernstein
Witness Signature		GERALD BERNSTEIN

Name:	SEAN TIMSTT
(please Print)	11 Hillside Ave
Address:	#208 Montreil,
Qubec. H32IV8